UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2015

First Internet Bancorp

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-35750	20-3489991
(Commission File Number)	(IRS Employer Identification No.)

8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

(317) 532-7900

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2015 Short-Term Incentive Compensation

On March 25, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of First Internet Bancorp (the “Company”) established the 2015 Senior Management Bonus Plan (the “2015 Bonus Plan”) for senior management employees, including the officers to be identified as the named executive officers in the Company’s proxy statement for the 2015 annual meeting of shareholders. This plan is effective as of January 1, 2015 and provides an opportunity for each participant to earn an annual cash bonus based on the Company’s achievement of budgeted goals for net income, net interest income, one-year asset growth, and average nonperforming assets for 2015 (at threshold, target, and maximum levels). The 2015 Bonus Plan also requires that the following conditions be met:

(1)	The executive must achieve a satisfactory individual performance rating.

(2)	The Company must report net income for 2015 (after accounting for any bonuses under the 2015 Plan).

(3)	The Company must declare in 2015 and pay not later than January 31, 2016 a specified amount of dividends.

If the financial criteria and conditions are met, then each named executive officer would be eligible to receive a bonus that would range from the following minimum and maximum percentages of the officer’s base salary: for David B. Becker, our President and Chief Executive Officer, from 8% to 60% of base salary; for each of Kenneth J. Lovik, our Senior Vice President and Chief Financial Officer, and C. Charles Perfetti, our Senior Vice President and Secretary, from 5% to 50% of base salary; and for each of Nicole S. Lorch, our Senior Vice President, Retail Banking, and Edward A. Roebuck, our Senior Vice President and Chief Credit Officer, from 3% to 23% of base salary. In addition, Ms. Lorch and Mr. Roebuck may also receive a cash bonus of up to 25% of base salary based on the Chief Executive Officer’s assessment of their individual and departmental performance for 2015.

If, after the payment of any bonus under the plan, the Company restates its financial statements for the year ending December 31, 2015, then the Committee will determine the amount of bonus that should have been paid to the officers who received them based on the restated financial statements (the “Restated Bonus Amount”). If the Restated Bonus Amount is greater than the bonus that is paid (if any), then the Company will pay such difference. If the Restated Bonus Amount is less than the bonus that is paid (if any), then the employee (or his or her designated beneficiary or estate) will repay such difference. The right to receive and the obligation to repay any Restated Bonus Amount applies regardless of whether the employee is then currently employed with the Company.

Except in the case of death or termination due to disability, in order to receive any payment under the 2015 Bonus Plan, the employee must be employed with the Company through the time the bonuses under the 2015 Bonus Plan are paid. In the event of death or termination due to disability before the payment date, a pro-rata portion of the bonus amount will be paid to the employee or his or her beneficiary designated in writing and filed with the Company.

2015 Restricted Stock Unit Awards

On March 25, 2015, the Committee made awards under the First Internet Bancorp 2013 Equity Incentive Plan (the “Plan”) to a group of the Company’s senior managers, including the named executive officers. The awards were in the form of Stock Units that the Committee denominated as restricted stock units (“RSUs”). The number of RSUs awarded to each executive was determined by dividing 30% of the executive’s current base salary by the value of a share of common stock on the date the Committee approved the new approach. The RSUs may be earned by the executive depending on the Company’s achievement of goals set by the Committee for net income reported and cash dividends declared for the year. If earned, the RSUs will then be subject to time-based vesting over a three year period.

After the end of 2015, the Committee will determine whether the Company has achieved the goals for net income and cash dividends. If both goals are achieved, the executive will earn the awarded RSUs; if not, the awarded RSUs will be forfeited. The RSUs will have dividend equivalent rights that will result in the accrual of additional RSUs representing the value of cash dividends that would have been paid if each outstanding RSU had been a share of common stock on the dividend payment date. Any additional RSUs accrued under the dividend equivalent right will be subject to vesting and settlement in whole shares of common stock at the same time and on the same conditions as the underlying RSUs.

The earned RSUs will vest, and pay out in shares of common stock, in three substantially equal annual installments, shortly after the end of the performance year and the following two calendar years. For each of those years, vesting will be conditioned on maintenance of continued employment through the vesting date or termination of executive’s employment because of death, disability, or retirement. If the executive’s employment terminates for any other reason, the unvested portion of the earned RSUs will be forfeited.

On March 25, 2015, the Committee made the following awards to the named executive officers: Mr. Becker – 7,547 RSUs; Mr. Lovik – 4,360 RSUs; Mr. Perfetti – 3,354 RSUs; Ms. Lorch – 2,935 RSUs; and Mr. Roebuck – 2,767 RSUs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2015

FIRST INTERNET BANCORP

By:	/s/ Kenneth J. Lovik
Kenneth J. Lovik, Senior Vice President & Chief Financial Officer